TheStreet Announces Management Transition

CEO and Board Member Daryl Otte to Step Down After Transition Period

NEW YORK (December 21, 2011) – TheStreet, Inc. (NASDAQ: TST), announced today that Daryl Otte, the Company’s Chief Executive Officer since 2009 and member of the Company’s Board of Directors since 2001, will step down from his positions by March 31, 2012.  The Board of Directors has formed a special committee to search for his successor.  Otte will assist the Company with its search and with the transition to a new CEO through his date of departure.

"TheStreet has made outstanding strategic progress over the last several years and now with its solid platform is well positioned for growth. The Company’s audiences are expanding and market rankings are improving, driven by new technology infrastructure, new distribution partnerships and a strong digital content publishing culture.  The Company’s product pipeline is full with offerings such as new mobile applications; TheStreet Business Desk, currently in partnership with over 300 horizontal news sites; unique advertising products; and an overhauled premium services product portfolio,” said Otte.  “I’m proud to have been part of a team that delivered these improvements and look forward to TheStreet executing on the many opportunities that lay ahead.  This is a good time to hand the reigns to new talent to continue our momentum,” concluded Otte.

Woody Marshall, Chairman of the Board, added “The Board is appreciative of Daryl’s accomplishments during his tenure at TheStreet, both during his almost decade of service on the Board and in guiding the Company and its rejuvenation over the last three years as CEO.  The Company is fortunate to have Daryl assisting with the transition.  We will also rely on the broader management team we have assembled to continue the Company’s execution of its key initiatives during this period of change.”

About TheStreet

TheStreet, Inc. is a leading digital financial media company that distributes its content through online, social media, tablet and mobile channels. The Company's network of brands include: TheStreet, RealMoney Pro, Stockpickr, Action Alerts PLUS, ChatOnTheStreet, Options Profits, ETF Profits, MainStreet and Rate-Watch. For more information on TheStreet's business, visit http://www.t.st. For financial and business news, actionable trading ideas, stock quotes and more, visit TheStreet.com via your web browser, follow TheStreet on Facebook and Twitter, visit TheStreet.mobi from your mobile device and access TheStreet through all major tablet platforms.

Contact:

Tom Etergino
CFO, TheStreet, Inc.
212-321-5234
ir@thestreet.com